Exhibit 23.2  Consent of KPMG LLP








Consent of Independent Certified Public Accountants


The Board of Directors
QVC, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-41440, 33-63223, 33-54365, 33-56903, 333-08577, 333-18715 and
333-69709) on Form S-8 and (No. 333-81391) on Form S-3 of Comcast Corporation of our report dated February 3, 1999, with respect to the consolidated balance sheet of QVC, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998 (such consolidated financial statements are not separately presented herein), which report is included as an exhibit to the Form 10-K of Comcast Corporation for the year ended December 31, 1999.



/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2000